Exhibit 10.38

Celera Corporation Executive Change in Control Policy

Background

Celera Corporation (the “Company”) separated from Applera Corporation on July 1, 2008. With this separation, the Company is establishing a severance policy (the “Executive Change in Control Plan”) that will provide severance benefits to certain eligible employees who are terminated without “cause” or resign for “good reason” (in both cases as defined below), within 2 years following a change in control of the Company. Employees who are parties to individual employment agreements that provide for change in control severance payments are not eligible for benefits under this Executive Change in Control Plan. The Company has adopted this Executive Change in Control Plan to help alleviate both the negative effects on productivity due to uncertainty during this 2-year transition period and the potential for economic hardship of affected employees.

Purpose

This policy establishes the eligibility requirements for “severance pay” for employees in grade levels 18 through 25 and describes how severance pay is calculated and administered.

Scope

This policy applies to all U.S. employees of Celera Corporation and its affiliates, who are in pay grades 18 through 25 and who are regularly scheduled to work more than 20 hours per week for more than five months per year.

Definitions

Base Pay: The straight annual salary paid to an employee, excluding bonuses, and sales or other types of commissions.

Benefits: The Company cost for health and dental insurance coverage in effect immediately prior to the termination date.

Cause: The employee has (i) continually failed to substantially perform, or has been willfully or grossly negligent in the discharge of his or her duties to the Company (other than by reason of a disability, or physical or mental illness); (ii) been convicted of or pled nolo contendere to a felony; or (iii) materially and willfully breached any policy of, or agreement with, the Company. No act or failure to act on the part of the Eligible Employee shall be deemed “willful” unless done or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act or failure to act was in the best interests of the Company.

Change in Control: A “Change in Control” shall have the same meaning as assigned to such term in the Company’s 2008 Stock Incentive Plan.

Eligible Employees: Regular full time and regular part time employees who meet the eligibility requirements for severance pay under this policy, if such employee is terminated without “Cause,” as defined above, or resigns for “Good Reason,” as defined below.

•	Regular Full Time Employee: An employee of the Company, or an affiliate, on the U.S. payroll who regularly works 40 or more hours per week and is not a temporary, leased, or temporary agency employee.

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Regular Part Time Employee: An employee of the Company, or an affiliate, on the U.S. payroll who regularly works more than 20 (but fewer than 40) hours per week for more than five months per year and is not a temporary, leased, or temporary agency employee.

Good Reason: The occurrence of any of the following without the Eligible Employee’s written consent (a) a material diminution of an Eligible Employee’s authority, duties or responsibilities, (b) a reduction of an Eligible Employee’s compensation or a material reduction of his or her benefits, or (c) a relocation of an Eligible Employee’s principal place of employment by more than 50 miles. The Eligible Employee must provide notice to the Company of the existence of one or more of the conditions listed above, within a period not to exceed 90 days of the initial existence of such condition and the Company shall have a period of 30 days to remedy the condition. If the Company is unable to remedy such condition within the 30 day cure period, the Eligible Employee may terminate his employment for Good Reason (which termination shall occur no later than 180 days following the initial existence of the applicable Good Reason condition).

Notification Period: The 30 day time period from the notification date through the termination date (which may be extended beyond 30 days as required by law).

Qualified Termination: An Eligible Employee’s termination of employment by the Company without Cause or on account of a resignation for Good Reason, occurring during the 24 month period following the consummation of a Change in Control.

Special Severance Pay: Base Pay, Target Bonus and Benefits provided by the Company to an Eligible Employee, pursuant to the Executive Change in Control Plan, who is separated under conditions consistent with this policy, e.g. during the 24 months following the consummation of a Change in Control, in order to help alleviate the financial hardship of unemployment.

Target Bonus: Annual target bonus incentive compensation amount for the fiscal year in which termination occurs calculated based on the base salary in effect at the time of termination (as long as not less than what was in effect prior to the time just before the consummation of the Change in Control).

Termination Date: The date of an employee’s termination of employment.

Procedures

Conditions Under Which Severance Pay is Available to Eligible Employees

Eligible Employees shall receive severance pay under this Executive Change in Control Plan after their termination date if such termination is due to a Qualified Termination.

An employee has not experienced a Qualified Termination if the Eligible Employee:

•	Voluntarily resigns employment (other than for Good Reason).

•	Dies or becomes disabled before the notice period has begun.

•	Is terminated for Cause.

As a further condition to an Eligible Employee’s receipt of benefits under this Executive Change in Control Plan, such employee must first sign an agreement, including a release/waiver, in which he/she agrees not to pursue claims against the Company and its affiliates for any actions arising from the employment relationship (or termination thereof) or take any other action detrimental to the Company, and reaffirms his/her confidentiality obligations (the “Release”). A Release form will be supplied by the Company.

Eligible Employees who experience a Qualified Termination, meet the conditions under which Special Severance Pay is available and who elect to commence retirement plan benefits after their termination date will also be entitled to Special Severance Pay as specified below.

Change in Control Pay Allowance

Amount of Payment

Eligible Employees who experience a Qualified Termination, and meet the conditions under which Special Severance Pay is available, will be eligible for Special Severance Pay in accordance with the Eligible Employee’s grade level, determined at the time of termination (as long as not less than what was in effect prior to the time just before the consummation of the Change in Control), as shown below:

Special Severance Pay

Executive Position	Months of Base Pay, Target Bonus and Benefits Period

VP or higher position	12

Corporate Officer (designated by Celera BOD)	24

CEO	36

For example, if a Corporate Officer experiences a Qualified Termination, the amount of Special Severance Pay would be based on two times Base Pay (i.e. 24 months), two times Target Bonus and 24 months of Benefits (see “Medical/Dental” below).

The maximum Special Severance Pay amount is 36 months of severance pay. Notice periods of up to 30 days will not offset any severance benefit payment amounts.

Subject to the tax provisions described below, the Special Severance Pay shall be made in a lump sum, within 60 days following the date of the Eligible Employee’s termination of employment.

Severance Benefits Required by Law or Other Agreement

Except as provided below in the section titled “Notice Period,” any notice, pay in lieu of notice, severance benefits or other benefits that might be required by any Federal, state or local law relating to severance, plant closures, terminations, reductions-in-force, or plant relocations in excess of 30 days may reduce any benefits provided by the Executive Change in Control Plan described in this policy. In no event shall any employee receive severance pay under both the Executive Change in Control Plan and any other plan, program, arrangement or individual agreement.

Medical/Dental

An Eligible Employee’s medical/dental coverage in effect immediately prior to the notification period will remain in effect through the end of the month in which the Eligible Employee’s termination date falls. The Company will also pay (with federal, state and local income tax gross-up) an amount equal to the sum of the monthly premiums to continue an Eligible Employee’s group health and dental insurance coverage for the same number of months that Special Severance Pay is provided to the Eligible Employee under this Executive Change in Control Plan. As described above, this payment shall be made in a lump sum, within 60 days following the date of the Eligible Employee’s termination of employment.

Notice Period

Eligible Employees will receive at least thirty (30) days prior written notice of their termination date in the event their employment will be terminated due to a Qualified Termination (such thirty (30) day period hereinabove defined as the notification period). During the notification period, an Eligible Employee may be required to continue to provide services to the Company as determined in the sole discretion of such Eligible Employee’s supervisor, and it shall be a condition to the receipt of any Special Severance Pay and benefits hereunder that such Eligible Employee provide requested services in good faith in accordance with the Company’s policies. If a notice period of longer than thirty (30) days is required by applicable law as determined by the Company, the number of weeks of severance pay provided for hereunder in each Eligible Employee’s case may be reduced by the number of weeks, or partial weeks, of additional notice in excess of thirty (30) days that are required by law.

In order to receive any benefits pursuant to this Executive Change in Control Plan, an Eligible Employee must return a signed Release to the Company within 50 days following the Termination Date (and not revoke the Release during any period permitted under applicable law).

Outplacement Provisions

Eligible Employees will receive 12 months of outplacement assistance following the Termination Date; the type of assistance shall be determined by the Company.

Regular Part-Time Employees

Special Severance Pay for regular part-time employees will be prorated based on the hours they work. If a regular part-time Eligible Employee works a set number of hours per week, such employee’s Special Severance Pay will be based on the number of hours worked per week. For example, if a regular part-time employee is scheduled to work 22 hours per week, his/her Special Severance Pay will be based on 22 hours per week. If such an Eligible Employee works more than 20 hours each week but the actual number of hours worked varies weekly, the average hours per week worked in the 12 months immediately prior to the Termination Date will be calculated to determine the amount of Special Severance Pay payable.

Termination of Severance Payments

Rehire

In the event that a terminated Eligible Employee is rehired during the notification period, the employee will remain on active status and the Company will not pay the Special Severance Pay.

Improper/Unethical Conduct/Return of Property

Special Severance Pay will not be paid in the event of improper or unethical conduct on the part of a terminated Eligible Employee in relation to the Company’s affairs including, but not limited to, derogatory comments, misuse or unauthorized disclosure of confidential information, or conduct intended to harm the Company or its employees. Such requirements are further specified in the Release each Eligible Employee must sign as one of the conditions to receiving Special Severance Pay. The Company may require partial or total forfeiture of Special Severance Pay in certain of such cases. It shall also be a condition to the receipt of any benefit under this policy that an Eligible Employee return all Company property to the Company, unless otherwise agreed in writing.

Benefits

Payment of Special Severance Pay does not affect the Company’s established procedures with respect to payment for accrued but unused vacation, or the methods established for concluding or continuing participation in any benefit program maintained by the Company. The provisions of all the Company’s benefit plans, including stock option plans, control in the event of a conflict with any provision herein.

Modifications and Interpretation

The Company reserves the right to modify the Executive Change in Control Plan at any time. The members of the board of directors of Company (or any designated committee thereof) shall be the final authority in interpreting and applying any of the provisions of this Executive Change in Control Plan.

Taxes

All amounts payable pursuant to this Executive Change in Control Plan shall be paid net of any applicable withholding and/or employment taxes under federal, state or local law and any additional withholding to which the employee has agreed. Notwithstanding anything in this Executive Change in Control Plan to the contrary, any compensation or benefits payable hereunder that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and which are payable upon the Eligible Employee’s termination of employment shall be payable only if such termination constitutes the Eligible Employee’s “separation from service” with the Company within the meaning of Code Section 409A (a “Separation from Service”). In addition, if the Company determines that the Eligible Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of the Eligible Employee’s Separation from Service, any Deferred Compensation to which the Eligible Employee is entitled hereunder in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. To the extent that the payment of any compensation is delayed in accordance with the preceding sentence, such compensation shall be paid to the Eligible Employee in a lump sum on the first business day following the earlier to occur of (i) the expiration of the six-month period measured from the date of the Eligible Employee’s Separation from Service, or (ii) the date of the Eligible Employee’s death, and any compensation or benefits that are payable hereunder following such delay shall be paid as otherwise provided herein. In addition, to the extent that any reimbursements described in Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) (including without limitation, any outplacement services) for which reimbursement in one taxable year could affect the payments or expenses eligible for reimbursement in another taxable year or for which the right to payment is subject to liquidation or exchange for another benefit, such payments or reimbursements shall be made promptly by the Company, but in any event no later than the end of the second calendar year following the calendar year in which the Separation from Service occurs.

Administration/Claims Procedures

The Executive Change in Control Plan administration and claims procedure is pursuant to ERISA.

For more information on any aspect of this policy, please contact [intentionally omitted].

Issued: June, 2008 and as amended December, 2008